Exhibit 99.1

SandRidge Energy, Inc. Announces Buy Back and Exchange of $400 Million of Senior Notes

OKLAHOMA CITY, October 8, 2015 /PRNewswire/ — SandRidge Energy, Inc. (the “Company”) (NYSE: SD) today announced that the Company has entered into privately negotiated purchase and exchange agreements under which it will repurchase $100 million aggregate principal amount of its senior unsecured notes for $30 million cash and exchange $300 million of senior unsecured notes into convertible notes.

James Bennett, President and CEO, commented, “This transaction and its positive effect on the Company’s financial position, represents another meaningful step forward in our efforts to improve our balance sheet. Today we addressed another $400 million of senior unsecured debt through a combination of repurchases at a substantial discount to face value and exchanges into debt that is convertible into equity at a 550% premium to the current share price. On the heels of our acquisition of the Pinon Gathering system announced Monday and following two de-levering transactions earlier in the year, we are visibly capturing both balance sheet and operational opportunities to enhance our value proposition to investors.”

Specifically, the Company will repurchase $2.2 million aggregate principal amount of its 8.75% Senior Notes due 2020 (the “2020 Outstanding Notes”), $46.6 million aggregate principal amount of its 7.5% Senior Notes due 2021 (the “2021 Outstanding Notes”), and $51.2 million aggregate principal amount of its 7.5% Senior Notes due 2023 (the “2023 Outstanding Notes”) for an aggregate of $30 million in cash.

The Company will exchange $6.6 million aggregate principal amount of the 2020 Outstanding Notes, $189.3 million aggregate principal amount of the 2021 Outstanding Notes, $73.5 million aggregate principal amount of the 8.125% Senior Notes due 2022 and $30.6 million aggregate principal amount of its 2023 Outstanding Notes for $269.4 million aggregate principal amount of its 8.125% Convertible Senior Notes due 2022 (the “2022 Convertible Notes”) and $30.6 million aggregate principal amount of its 7.5% Convertible Senior Notes due 2023 (the “2023 Convertible Notes”). The proposed additional 2022 Convertible Notes and 2023 Convertible Notes will be issued as part of the respective outstanding classes of 2022 Convertible Notes and 2023 Convertible Notes that were originally issued by the Company on August 19, 2015.

Subject to compliance with certain conditions, the Company has the right to mandatorily convert the Convertible Notes, in whole or in part, if the volume weighted average price, or VWAP (as defined in the indentures governing the Convertible Notes), of the Company’s common stock exceeds 40.00% of the applicable conversion price of the Convertible Notes (representing an initial VWAP threshold of $1.10 per share) for at least 20 trading days during the 30 consecutive trading day period and the Company delivers a mandatory conversion notice. The Convertible Notes will be convertible under certain circumstances, at the holder’s option, at an initial conversion rate of 363.6363 common shares per $1,000 principal amount of Convertible Notes (representing an initial conversion price of $2.75 per share), subject to certain customary adjustments. Additionally, if a holder exercises its right to convert on or prior to the first anniversary of the issuance of the Convertible Notes, such holder will also receive an early conversion payment of between $112.50 and $121.875 in cash per $1,000 principal amount of Convertible Notes, depending on which series of notes is being converted. If a holder exercises its right to convert after the first anniversary but on or prior to the second anniversary of the issuance of the Convertible Notes, such holder will receive an early conversion payment of between $75.00 and $81.25 in cash per $1,000 principal amount of Convertible Notes, depending on which series of notes is being converted.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the Mid-Continent region of the United States. In addition, SandRidge owns and operates a saltwater gathering and disposal system and a drilling rig and related oil field services business.

CONTACT:

Duane Grubert

EVP – Investor Relations & Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515